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                                                                    EXHIBIT 10.5


                   PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY

                               EXCESS BENEFIT PLAN

                As amended and restated effective January 1, 1988
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                  ARTICLE I. PURPOSE: AMENDMENT AND RESTATEMENT

         1.1 Purpose. The Employer adopted effective January 1, 1976 an Excess Benefit Plan (hereinafter referred to as the Plan) for the sole purpose of providing benefits for certain participants in the Employee Pension Plan in excess of the limitations imposed by Section 415 of the Internal Revenue Code.

         1.2 Amendment and Restatement. The Employer hereby amends and restates the Plan in its entirety effective January 1, 1988.

                             ARTICLE II. DEFINITIONS

         2.1 "Administrator" shall mean the same person or persons serving as the Plan Administrator for the Employee Pension Plan appointed by the Benefit Plans Committee as provided in the Employee Pension Plan.

         2.2 "Beneficiary" shall mean the Beneficiary designated under the Employee Pension Plan, except that the Participant may designate a Beneficiary hereunder by delivering to the Administrator a written designation of Beneficiary specifically made with respect to this Plan.

         2.3 "Benefit Plans Committee" shall mean the named fiduciary of the Employee Pension Plan appointed by the Employer as provided in the Employee Pension Plan.

         2.4 "Code" shall mean the Internal Revenue Code of 1986, as it may be amended from time to time, and the rules and regulations promulgated thereunder.

         2.5 "Effective Date" shall mean January 1, 1976. The Effective Date of this amendment and restatement of the Plan shall mean January 1, 1988.

         2.6 "Employee Pension Plan" shall mean the Phoenix Home Life Mutual Insurance Company Employee Pension Plan, a defined benefit pension plan maintained by the Employer, as it may be amended from time to time.

         2.7 "Participant" shall mean an employee of the Employer who is participating in the Employee Pension Plan and whose benefit under the Employee Pension Plan is reduced by reason of the application of Section 415 of the Code.

         2.8 "Plan" shall mean the Excess Benefit Plan as is set forth in this document as it may be amended from time to time.
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         Unless the context otherwise indicates, words and phrases capitalized and not otherwise defined herein are terms defined in the Employee Pension Plan and have the same meaning ascribed to them under the Employee Pension Plan.

                            ARTICLE III. ELIGIBILITY

         3.1 Eligibility. To receive a benefit, a Participant or his Beneficiary must qualify for a benefit under the Employee Pension Plan, the amount of which is reduced by reason of the application of the limitations set forth in Section 415 of the Code. Notwithstanding the foregoing to the contrary, Former Home Life Employees shall not be eligible to participate in this Excess Benefit Plan until January 1, 1993

                     ARTICLE IV. BENEFITS: PAYMENT: VESTING

         4.1 Benefits. The benefits under this Plan to which an eligible Participant or the Participant's Beneficiary shall be entitled, shall be an amount equal to the difference, if any, between (a) and (b) below:

         (a) The benefit to which the Participant would be entitled under the Employee Pension Plan if such benefit were computed without the restrictions or the limitations imposed by Section 415 of the Code, as now or hereafter in effect;

         less

         (b)      The amount of benefit payable under the Employee Pension Plan.

         The amount of benefit so determined shall, be subject to such adjustments as the Administrator, from time to time, deems appropriate to reflect changes in the application of the limitations imposed by said Section 415, which would cause a restriction or limitation of benefits with respect to the computation of benefits under the Employee Pension Plan.

         Benefits payable under this Excess Benefit Plan are subject to cost of living adjustments as described in the Employee Pension Plan.

         To the extent that this section 4.1 requires the determination of the amount of benefit payable under the Employee Pension Plan, only the benefit payable with respect to Service of the credited on and after January 1, 1993 shall be taken into account for purposes calculating benefit payable under this Plan to a Former Home Life Employee.


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         4.2      Payment of Benefits.

         (a) The payment of benefits to which a Participant or Beneficiary shall be entitled under this Plan shall be made in the same form and manner and at the same time as is applicable or elected under the Employee Pension Plan.

         (b) Any benefit payable under the Employee Pension Plan shall be solely in accordance with the terms and provisions thereof, and nothing in this Plan shall operate or be construed in any way to modify, amend or affect the terms and provisions of the Employee Pension Plan.

         (c) Nothing contained in this Plan is intended to give or shall give or former spouse of a Participant or any other person any right to benefits under the Plan by virtue of Code Sections 401 (a)(11) and 417 (relating to qualified pre-retirement survivor annuities and qualified joint and survivor annuities) or Code Sections 401(a)(13)(B) and 414(p) (relating to qualified domestic relations orders).

         (d) The provisions of the Employee Pension Plan concerning suspension of benefits upon re-employment are applicable to the benefits payable under this Excess Benefit Plan.

         4.3 Vesting/Forfeiture of Benefits.


         (a) No Participant under this Excess Benefit Plan shall have a vested (non-forfeitable) interest under this Plan until he or she is retired under the Employee Pension Plan.

         (b) No Spouse or Beneficiary of such Participant shall have a vested (non-forfeitable) interest under this Excess Benefit Plan until such Spouse or Beneficiary becomes eligible for benefits under the Employee Pension Plan.

                         ARTICLE V. CLAIMS FOR BENEFITS

         5.1      Claims for Benefits.


         (a) The Administrator shall grant or deny any application for benefits under this Plan after a fair and impartial review of the facts. The Administrator is authorized to request such information as it deems necessary to ascertain the validity of any application. The Administrator must notify the applicant in writing of the action taken regarding such application for benefits within 90 days following the receipt of such application. If a claim presents special circumstances, the Administrator may take longer than 90 days, but in no event longer than 180 days. If such an extension of time is required, written notice of the extension will be given to the applicant prior to the termination of the initial 90-day period indicating the special circumstances requiring the



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extension of time and the date by which the Administrator expects to reach a decision. In the event of a denial of benefits, the Administrator shall give written notice to the applicant which shall include the reasons for the denial, references to the provisions of this Plan on which the denial is based, a description of any additional material or information which might be required and an explanation of why such material or information is necessary, and an explanation of the review procedures. The applicant may request such a review by filing a written request for review within 60 days following receipt of the denial. The applicant may, in connection with such review, review documents pertinent to the applicant's claim and submit issues and comments in writing to the Administrator. The applicant shall receive a full and fair review of the denied claim. The decision on review shall be made by the Administrator within 60 days following the receipt of the request for review or, if special circumstances so require, within 120 days following the receipt of the request for review. If such an extension of time for review is required because of special circumstances, written notice of the extension will be given to the applicant before commencement of the extension. Decisions shall be in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the applicant, as well as specific references to the pertinent provisions of the Plan on which the decision is based.

         (b) Any payment to any Participant, or to such Participant's legal representative or Beneficiary, in accordance with the provisions of this Plan, shall be in full satisfaction of all claims hereunder against the Employer. The Administrator may require such Participant, legal representative, or Beneficiary, as a condition precedent to such payment, to execute a receipt and release therefor in such form as it shall determine. If the Administrator shall receive evidence satisfactory to the Administrator that any payee under this Plan is a minor, or is legally, physically, or mentally incompetent to receive and to give valid release for any payment due him or her under this Plan, any such payment, or any part thereof, may, unless claim therefor shall have been made to the Administrator by a duly appointed executor, administrator, guardian, committee, or other legal representative of such payee, be paid by the Administrator to such payee's spouse, child, parent or other blood relative, or to any person, persons or institutions deemed by the Administrator to have incurred expense for or on behalf of such payee, and any payment so made shall, to the extent thereof, be in full settlement of all liability in respect of such payee. If a dispute arises as to the proper recipient of any payments, the Administrator in its sole discretion may withhold or cause to be withheld such payments until the dispute shall have been determined by a court of competent jurisdiction or shall have been settled by the parties concerned.

         If any benefits payable under this Plan to a Participant, or to such Participant's legal representative or Beneficiary, cannot be paid by reason that such person cannot be located for three (3) years after reasonable efforts have been made to locate such person, the Administrator may declare such benefits forfeited and return such benefits to the Employer; provided, however, that in the event such Participant, or such Participant's

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legal representative or Beneficiary, is subsequently located or files a claim for benefits, such amount plus interest shall be reinstated to the Participant's account for the benefit of such Participant, or such Participant's legal representative or Beneficiary, as the case may be.

                      ARTICLE VI. AMENDMENT AND TERMINATION

         6.1 Amendment. The Benefit Plans Committee shall have the right to amend this Plan at any time and from time to time, including a retroactive amendment, by resolution adopted by it at a meeting duly called or by unanimous written consent in accordance with the Employer's Articles of Incorporation, Bylaws and applicable law. Any such amendment shall become effective upon the date stated therein, and shall be binding on all Participants and Beneficiaries, except as otherwise provided in such amendment; provided, however that said amendment shall not adversely affect benefits payable to a Participant or Beneficiary where the cause giving rise to such benefit (e.g., retirement) has already occurred.

         6.2 Termination of the Plan. The Employer has established this Plan with the bona fide intention and expectation that from year to year it will deem it advisable to continue it in effect. However, the Employer, in its sole discretion, reserves the right to terminate the Plan in its entirety at any time without the consent of any Participant; provided, however, that in such event, benefits shall not be affected where the cause giving rise to such benefit (e.g. retirement) has already occurred. All other benefits accrued hereunder shall immediately be forfeited. Any such termination shall be accomplished by resolution of the Benefit Plans Committee adopted at a meeting duly called or by unanimous written consent in accordance with the Employer's Articles of Incorporation, Bylaws and applicable law.

                     ARTICLE VII. SOURCE OF BENEFIT PAYMENTS

         This Plan is an unfunded plan. All benefits hereunder will be paid from the general unrestricted assets of the Employer. To the extent that any person acquires a right to payment under this Plan, such right shall be no greater than that of any unsecured general creditor of the Employer.

                             ARTICLE VIII. GENERAL

         8.1 To the extent permitted by law, the right of any Participant or Beneficiary to any benefit or payment hereunder shall not be subject in any manner to attachment or other legal process, and no such benefit or payment shall be subject to anticipation, alienation, sale, transfer, assignment, or encumbrance.

         8.2 The Administrator shall have full and exclusive authority to determine all questions, both interpretive and factual, arising under the Plan, including without

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limitation, questions relating to eligibility to participate in and receive benefits under the Plan.

         8.3 This Plan shall be governed by and construed in accordance with the laws of the State of Connecticut other than and without reference to any provisions of such laws regarding choice of laws or conflict of laws, to the extent such laws are not pre-empted by the Employee Retirement Income Security Act of 1974, as amended.

         8.4 The establishment of this Plan shall not be construed as giving to any Participant, employee or any person whomsoever, any legal, equitable or other rights against the Employer, or its officers, directors, agents or shareholders, or as giving to any Participant or Beneficiary any interest in the assets or business of the Employer or giving any employee the right to be retained in the employment of the Employer. All employees and Participants shall be subject to discharge to the same extent they would have been if this Plan had never been adopted.

         IN WITNESS WHEREOF the Employer has caused this Plan to be signed by its duly appointed officer this 21st day of December, 1994.



                                   Phoenix Home Life Mutual Insurance Company

                                   /s/    Robert W. Fiondella
                                   ____________________________________________
                                   By:    Robert W. Fiondella its President and
                                          Chief Executive Officer


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